Exhibit 10.27

FIRST AMENDMENT TO

GROUND LEASE

THIS FIRST AMENDMENT (“Amendment”) is made and entered into as of this 3rd day of April 2004, in relation to a GROUND LEASE (“Lease”) made and entered into as of the 27th day of May 2003 by and between CROTCHED MOUNTAIN PROPERTIES, L.L.C., a New Hampshire limited liability company, (herein referred to as “Landlord”) and S N H DEVELOPMENT, INC., a Missouri corporation herein referred to as “Tenant”),

W I T N E S S E T H:

That in consideration of the rents, covenants and conditions herein set forth, Landlord and Tenant do hereby covenant, promise and agree as follows:

1. Amendment to the Lease. Landlord and Tenant agree that the Lease shall be amended effective as of 1 January 2004, as set forth in this Amendment. Any terms which are specifically defined in the Lease shall have the definitions set forth in the Lease, except to the extent specifically redefined in this Amendment.

2. Withdrawal of a Portion of the Premises. Landlord and Tenant agree that the property as described in Section 1, titled “Demised Premises”, of the Lease, and as more specifically set forth in Exhibit A to the Lease, (the “Property”) is amended to withdraw from the Property the northwestern portion of Tract 2 of the Property consisting of approximately 6.029 acres, more or less,, more fully described in Exhibit A-l to this Amendment, which is attached hereto and incorporated herein by reference (the “Withdrawn Property”), As a result of this withdrawal from the Property, Landlord shall be free to make whatever use of the Withdrawn Property the Landlord may wish. Tenant acknowledges that it is voluntarily surrendering the Withdrawn Property and shall have no claim in relation to the Withdrawn Property under the Lease. Further, Tenant agrees that while the open area adjacent to the Withdrawn Property, to the East but northerly of Onset Road (being approximately 17 acres of Tax Lot 7-15 northerly of Onset Road and located within the Township of Francestown, State of New Hampshire, shall be included in the Demised Premises, the Tenant shall make no use of such property for any purposes, and acknowledged that the Landlord is entitled to all natural resources, including sap and other agricultural products, of such open area adjacent to the Withdrawn Premises, northerly of Onset Road.

3. Adjustments to Annual Rent — Additional Rent. Landlord and Tenant agree, in relation to the Annual Rent — Additional Rent set forth in Section 3 of the Lease, as follows:

A. Payment of First Year Annual Rent.Tenant has paid in full, and Landlord acknowledges receipt of full payment of, the Annual Rent for the first year, as described in Exhibit B to the Lease, for the period ending 31 March 2004.

B. Additional First Year Annual Rent. Tenant agrees to pay an additional first year rent of Twenty Thousand Dollars ($20,000.00) immediately upon execution of this First Amendment.

C. Amendment to Annual Rent. Landlord and Tenant agree that the Annual Rent for the second through fifth years, inclusive, as set forth in Exhibit B to the Lease, shall be modified by deleting the Annual Rent shown on Exhibit B as “$12,500.00” and substituting therefore as Annual Rent “$32,500.00”. Further, in the event that Tenant sells or assigns its interest in the Lease, as described in the first full paragraph after the table at the beginning of Exhibit B, then the following shall be added at the end of the current sentence: “... plus $10,000.00 per semi-annual period in the second through fifth years of the Lease for which Annual Rent shall not have been paid, as of the date of sale or assignment, due in full upon the date of sale or assignment.”

4. Onset Road Matters. Landlord and Tenant agree that in relation to Onset Road, which abuts a portion of the Property subject to the Lease, after giving effect to the Withdrawn Property referred to in Section 2 above:

A. Relocation of Gate. Tenant has installed a gate on Onset Road (the “Gate”) during the renovation and construction phase of the Development of the Property referred to in Section 10 of the Lease, at the Tenant’s expense. With completion of the Development, Landlord and Tenant agree that in the spring of 2004, after the appropriate thaw permits economic construction, the Gate shall be relocated, at Tenant’s expense, from its current location to a point easterly on Onset Road, adjacent to the parking easement enjoyed by the abutting condominium association. At all times prior to and after relocation of the Gate, the Tenant shall provide the Landlord with keys which permit access through the Gate.

B. Limited License. Tenant, after relocation of the Gate, shall have a nonexclusive license to use portions of Onset Road which would require access through the Gate, to reach the Property for purposes of maintenance of, repair of and access to the Property and the Tenants various operating installations; provided, however, that such use of Onset Road through the Gate shall not include the right to provide access to the Property over Onset Road, from the East, for customers, clients or the general public, since Onset Road is a private way under applicable law at the location of the Gate. Further, Tenant, by means of the public roads from Bennington, using Onset Road from the Bennington/Francestown line, at the West, shall have the same right of access to the Property, including the rights which it would have to entertain guests and invitees upon the Property, as the general public; and, to the extent that any portion of Onset Road from the Bennington/Francestown line to the Gate is deemed a private road, the Lease shall be deemed to include use of such private road portion.

C. Maintenance of Gate. After the relocation of the Gate referred to in Section 4.A, Landlord shall be responsible for maintenance of the Gate. At all times during the term of the Lease, the Landlord shall provide the Tenant with reasonable

**

access through the Gate which may include providing the Tenant with a key for purposes of opening and closing the Gate, provided, however, that use of such key shall be conditioned upon strict compliance with the limited license referred to above; and Landlord may withhold physical provision of a key if there is any violation of the limited license resulting from Tenant having possession of a key.

5. Implementation. Landlord and Tenant agree that implementation of this Amendment requires the preparation and filing of an Amended Notice of Lease, to remove the Withdrawn Property from the description set forth in the Notice of Lease between the Landlord and Tenant, recorded in the Hillsborough County Registry of Deeds, Book 6958, Page 0212; and exclusion of the Withdrawn Property from the Leasehold Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement by S N H Development, Inc., to Allegiant Bank, recorded in the Hillsborough County Registry of Deeds, Book 6958, Page 0222. Landlord shall assume the costs of preparation and recording of the Amended Notice of Lease. Tenant shall assume the costs of preparation and recording of any revised Leasehold Mortgage or other document required by the lending institution involved. Landlord and Tenant agree to cooperate in obtaining appropriate amending documents, acceptable to counsel to each of Landlord and Tenant, to implement the amendments to the Lease referred to in this Amendment.

6. Ratification. Except as specifically amended in this Amendment, the Lease is hereby ratified, confirmed and republished.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD
WITNESS:
CROTCHED MOUNTAIN PROPERTIES, LLC

/s/ Daniel J. Connolly	By:	/s/ Terry D. Schnare

Terry D. Schnare, Manager

TENANT
WITNESS:

S N H DEVELOPMENT, INC.

/s/ David L. Jones	By:	/s/ Timothy D. Boyd

Timothy D. Boyd, President

**

EXHIBIT A-1

LEGAL DESCRIPTION OF WITHDRAWN PROPERTY

TRACT 2: Francestown Tax Map Sheet 7, Lot 15

A certain tract or parcel of land located in the Town of Francestown, County of Hillsborough, State of New Hampshire being Lot 1, containing 6.029 acres more or less, as shown on plan entitled Subdivision Plan, Crotched Mountain Properties, LLC, NH Route 47 (Francestown Road) and Onset Road, Town of Francestown, Hillsborough County N.H. Dated 28 October 2003, Scale 1’=100*, Sandford Surveying and Engineering, Earl Sandford, L.L.S. #700”; said plan to be recorded in the Hillsborough County Registry of Deeds, being bounded and described as follows:

Beginning at a point in a stone wall on the Town Line between Francestown and Bennington, on the northerly side of a fifty (50) foot right-of-way extension on Onset Road, said point being the southwesterly corner of the within-designated premises at Lot 12-45 as shown on said plan,

Thence N. 07° 39’ 14” W. a distance of 5.68 feet along said stone wall and said Lot 12-45 to a point;

Thence N. 07° 26’ 32” W. a distance of 388.92 feet along said stone wall and Lot 12-45 to a point at an intersection of stone walls at Lot 12-7 as shown on said plan;

Thence N. 06° 52’ 52” W. a distance of 76.62 feet along said stone wall and Lot 12-7 to a point;

Thence N. 08° 20’ 38” W. a distance of 273.00 feet along Lot 12-7 and Lot 12-6 as shown on said plan to a point at a corner of stone walls, said point being the northwesterly corner of the within described premises at Lot 12-B2 as shown on said plan;

Thence N. 83° 35’ 50” E. a distance of 283.91 feet along a stone wall and Lot 12-B2 to a point at an intersection of stone walls, said point being the northeasterly corner of the within described premises at other land of Crotched Mountain Properties, LLC;

Thence S. 18° 39’ 24” E. a distance of 163.19 feet along a stone wall and land of Crotched Mountain Properties, LLC, to a point;

Thence S. 18° 56’ 53” E. a distance of 104.70 feet along said stone wall and said land of Crotched Mountain Properties, LLC to a point;

Thence S. 10° 53’ 49” E. a distance of 127.64 feet along said stone wall and land of Crotched Mountain Properties, LLC to a break in said stone wall;

Thence S. 14° 41’ 49” E. a distance of 11.36 feet along said stone wall and land of Crotched Mountain Properties, LLC to a point at the continuation of said stone wall;

Thence S. 09° 41’ 50” E. a distance of 56.53 feet along said stone wall and land of Crotched Mountain Properties, LLC to a point at a corner of walls;

Thence S. 03° 55’ 11” E. a distance of 412.11 feet along land of Crotched Mountain Properties, LLC and partially along a stone wall to a point at a corner of walls on the northerly side of said fifty (50) foot right-of-way, said point being the southeasterly corner of the within-described premises;

Thence N. 69° 52’ 49” W. a distance of 33.36 feet along a stone wall and the northerly side of said right-of-way to a point at a break in said stone wall;

**